Exhibit 99

Record Third Quarter & Year-to-Date 2007 Earnings

Your Board of Directors and Executive Management Team are pleased to announce that F&M Bancorp earned record net income for the third quarter ending September 30, 2007. The results represented the 39th consecutive quarter that Farmers & Merchants Bancorp’s net income increased over the same period the prior year.

For the nine-month period ending September 30, 2007, net income was $17,010,000 and earnings per share of common stock outstanding were $20.98, an increase of 11.8% over the prior year. Return on average assets was 1.57%, and return on average equity was 16.44%, an improvement of 21 basis points over the first nine months of the prior year.

We are extremely pleased with the Company’s financial results. During a period when many banks are reporting year-over-year declines in earnings, our double-digit earnings growth is a reflection of the steady, conservative management style under which we operate the Bank. Most banks are continuing to feel margin pressures, but F&M Bank’s focus on expense control and growth of non-interest income has resulted in total operating expenses decreasing 1.6% year-over-year and total non-interest income increasing 23.9% year-over-year. At the same time we have achieved significant net checking account and loan growth, which evidences the Company’s success in increasing its market penetration. These accomplishments have contributed to our continued strong net profit performance. At F&M Bank we did not engage in subprime mortgage lending and only purchased high quality mortgage-backed securities issued by US Government Agencies for the Bank’s securities portfolio.

However, given the current economic climate, our success in the coming quarters will depend upon our continuing careful management of operating expenses, as well as our ability to further grow core deposits and maintain loan quality.

On behalf of your Board of Directors, thank you for your continued confidence and investment in F&M Bank. If you have any questions or comments to share, I invite you to call me at 209-367-2388. I wish you and yours the best during this holiday season and throughout the New Year.

/s/ Kent A. Steinwert

3rd Quarter 2007 & YTD Financial Highlights

	3rd Qtr 2007	3rd Qtr 2006	Change
Net Income Per Share	$7.26	$6.54	11.01%
Net Income (in thousands)	5,875	5,333	10.16%
Total Loans Outstanding (in thousands)	1,122,515	1,035,200	8.43%
Total Deposits (in thousands)	1,286,034	1,114,392	15.40%
Total Assets (in thousands)	1,490,482	1,415,813	5.27%
ROA	1.60%	1.54%

	YTD 2007	YTD 2006	Change
Net Income Per Share	$20.98	$18.77	11.77%
Net Income (in thousands)	17,010	15,364	10.71%
ROA	1.57%	1.51%
ROE	16.44%	16.23%

F&M Pays Highest Dividend in Bank History

After a thorough evaluation of Farmers & Merchants Bancorp’s overall financial condition, including earnings performance through 3rd quarter 2007, the Board of Directors unanimously approved a $5.35 cash dividend per share of common stock outstanding. This cash dividend is payable January 2, 2008, to shareholders of record on December 3, 2007. Cash dividends declared during the past 12 months totaled $7,831,234 or $9.70 per share of common stock, an increase of 13.5% from $8.55 in cash dividends per share declared in 2006. This is the largest cash dividend declared in Farmers & Merchants Bancorp’s history. The Company has now declared cash dividend payments to common shareholders for 73 consecutive years.

In considering the cash dividend payment, the Board of Directors examined a variety of performance data including the Company’s net income for the 3rd quarter and year-to-date 2007. The Company’s strong capital base, respectable return on assets and improving return on equity were also considered in the Board’s evaluation of the cash dividend payment level. In keeping with the Board’s focus on shareholder returns, we are pleased to continue the established trend of exceptional growth of cash dividend payments.

Farmers & Merchants Bancorp Common Stock Performance

Frequently, shareholders ask us how Farmers & Merchants Bancorp’s common stock is performing relative to other California community bank stocks. Given the recent disruptions in the financial markets caused primarily by the subprime lending crisis, most other bank stock prices have been negatively impacted. However, based upon the information that we have verified, Farmers & Merchants Bancorp stock has outperformed other California community bank stocks during this difficult period.

Farmers & Merchants Bancorp’s common stock is not currently listed on any major exchange, and has limited trade activity compared to most publicly traded companies. Neither the Company nor the Bank acts as a broker or makes a market in Farmers & Merchants Bancorp stock. However, the Bank’s shareholder relations department maintains a list of interested buyers to facilitate trade activity. As far as we can tell, shares sold in this manner still comprise a super majority of total shares traded, providing us with verifiable information on stock price trends. During the past twelve months, over ninety-seven percent of these trades settled at a price between $530 and $460 per share. For the past three months, all of these trades have settled at $460 per share, resulting in a price earnings (“P/E”) ratio of approximately 16.7x trailing twelve months earnings. Based on this data, Farmers & Merchants Bancorp stock has declined 13.2% over its 52 week high, still outperforming most other California community bank stocks which have experienced an average price decline of 27.7% according to the data in the table provided below.

Some internet websites indicate that a minority of total shares traded occur through the Over-the-Counter Bulletin Board. These trades sometimes reflect greater price volatility, but we have not confirmed the accuracy of these transactions and in the past have found inaccurate data on Farmers & Merchants Bancorp reported on these websites. The vast majority of Farmers & Merchants Bancorp shares are held in certificate form. However, a minority of our shareholders place their shares with their stockbroker in street name, and these shares are usually sold using the OTC Bulletin Board. In order to provide a more orderly market for shares held in street name, the Board of Directors and management are evaluating whether to formally designate “market makers” for the Company’s stock. Market makers are experienced, independent brokerage firms that provide a focal point for the sale of shares held by stockbrokers in street name. This results in a more organized approach to share trades and can provide greater liquidity for this segment of the market. Of course, as has always been the case, our shareholder relations department will still be available to assist you. We will keep you apprised of developments in this area.

The table below compares our stock and financial performance over the past twelve months to (1) seven other successful California community banks we regularly measure our results against, and (2) the average results for 169 California banks tracked by RBC Capital Markets, an independent investment bank with no ties to Farmers & Merchants Bancorp.

The Board and Management Team of your Company are extremely proud of what we have accomplished in 2007 during what has been a very difficult time for the banking industry as a whole. Farmers & Merchants Bancorp’s earnings growth (see Kent Steinwert’s article on previous page) and return on average assets (“ROAA”) – listed on the table below – have far exceeded the California bank average. Furthermore, declared cash dividends per share in 2007 increased 13.4% over the prior year.

Should you have additional questions about Farmers & Merchants Bancorp’s financial results and/or stock price, please call me at 209-367-2411.

/s/ Stephen W. Haley

Bank Name, Location and Parent Stock Symbol	Stock Price	P/E Ratio	ROAA

1. County Bank, Merced (CCOW)	-40.7%	13.5	.83%
2. Pacific State Bank, Stockton (PSBC)	-42.9%	9.9	1.43%
3. Heritage Bank of Commerce, San Jose (HTBK)	-38.3%	13.2	1.38%
4. Citizens Business Bank, Ontario (CVBF)	-26.9%	13.5	1.05%
5. First Northern Bank, Dixon (FNRN)	-25.7%	18.4	1.19%
6. Tri Counties Bank, Chico (TCBK)	-25.2%	12.7	1.43%
7. American River Bank, Sacramento (AMRB)	-20.8%	13.5	1.50%
Average of Seven Preceding Banks	-31.5%	13.5	1.26%

RBC Average of 169 California Banks	-27.7%	14.1	.97%

Farmers & Merchants Bank, Lodi	-13.2%	16.7	1.56%

Note: Stock price data as of November 26, 2007 and earnings data as of September 30, 2007.  All data has been obtained from sources believed to be reliable.

Rick Erichson, Executive Vice President and Senior Credit Officer

Rick Erichson has served as your Company’s executive vice president and senior credit officer since 1998. Rick joined F&M at a time when the Bank was experiencing significant loan portfolio problems including a large number of real estate foreclosures. Under his capable leadership, the Bank aggressively resolved the loan problems and has reported strong portfolio performance since that time.

Drawing upon his 35 years of credit administration experience, Rick has strengthened the day to day discipline of managing the Company’s $1.1 billion credit portfolio. He has enhanced the Bank’s loan policies, procedures and processes resulting in F&M receiving strong Federal and State regulatory ratings for portfolio management and overall safety and soundness. The outstanding portfolio oversight by Rick Erichson and his seasoned team of credit administrators has contributed to F&M’s solid portfolio performance, including low delinquencies and non-accruals, as compared to other community banks.

Rick’s strategy of making regular calls on customers to better understand their business and banking needs is one factor contributing to his effectiveness. Ole Mettler, Chairman of the Board, stated, “In my opinion Rick Erichson is one of the finest senior credit officers in banking today and his leadership is a key reason for F&M Bank’s outstanding loan portfolio performance. Rick is a valued member of the Executive Management Committee and is well respected by all Bank employees and customers.”

Banking on the Future
F&M Seeks to Enhance Land Value in Lodi

In December 1998, F&M Bank purchased land at the southwest corner of Lower Sacramento and Turner Roads in Lodi with the intention to build a new operations and data processing center for the Bank. However, over time management was able to avoid making this expensive investment by utilizing existing facilities and employing the latest in state-of-the-art processing technology. Furthermore, the highest and best use of this property evolved to residential housing given changing land use and values in Lodi.

Management has applied to the City of Lodi for a residential subdivision map and required entitlements. This process has been underway for over a year and is expected to continue into 2008. Management does not currently intend to develop the property or participate in a construction build out; rather our plan is to retain this valuable asset until the real estate markets rebound. In the future, we will have the option to sell the property or tax free exchange into another site for Bank use. We believe this strategy will generate the highest possible return for our shareholders in the long run.